Exhibit 99.1 Press Release Dated May 12, 2005

Press Release

Contact:

David G. Mazzella
President & CEO
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ANNOUNCES FIRST QUARTER RESULTS

Pittsford, New York – May 12, 2005. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the first quarter ended March 31, 2005. Veramark reported sales of $2,626,000 for the three months ended March 31, 2005. This compared with sales of $2,674,000 for the first quarter of 2004. Veramark also reported a net loss of $85,000, or $0.01 per share for the quarter ended March 31, 2005. For the same quarter of 2004, Veramark reported a net profit of $26,000.

David G. Mazzella, Veramark’s President and CEO, commenting on first quarter results stated, “Our sales efforts continue to be made more difficult by the slow recovery of new capital spending taking place in the domestic economy as a whole, but especially as it affects the telecom industry. We had a particularly robust fourth quarter in 2004, in terms of the number of VeraSMART Enterprise Telemanagement orders received. Based upon our pipeline of quotes, our expectations for VeraSMART were greater than what was realized in the first quarter of 2005. We have experienced customers delaying major purchases or significant upgrades to their existing networks due to budget considerations. It is our continued expectation that those VeraSMART orders will come to fruition during the remainder of the year.”

Continuing, Mr. Mazzella added, “Sales of eCAS, our core telemanagement product, have been less affected by economic conditions and increased two percent for the quarter ended March 31, 2005 versus the same quarter of 2004. While the majority of the increased sales of telemanagement products and services were from existing channels of distribution, we continue to add personnel to our sales force in an effort to develop additional channels.”

Mr. Mazzella also stated, “In January of 2005, we announced the release of VeraSMART 3.0, which provides customers the ability to consolidate telecom invoices in a central repository, from a wide array of service providers, thereby simplifying bill management, and providing the user with greater operational efficiency, productivity and expense savings. The key functionality introduced in VeraSMART 3.0 allows large invoices from service providers to be imported into VeraSMART electronically.”

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Mr. Mazzella added, “We will continue to focus our engineering and development efforts on the further expansion of the VeraSMART product suite to allow us to penetrate additional markets and provide business solutions outside of our traditional telecom-related expertise. Currently, our plans for 2005 include the development of a series of new operational support modules encompassing work order, and inventory and asset management.”

About Veramark Technologies, Inc.

For more than 20 years, Veramark (www.veramark.com) has set the industry standard for telecom network cost control solutions by delivering technological excellence, application experience and process expertise. Our focus on convergence in the communications market has resulted in a broad portfolio of products and services that allow enterprises to measurably reduce communications expenses, optimize network performance, increase productivity, and improve enterprise security. Our solutions are fully compatible with IP-telephony, traditional PBX, and CENTREX environments.

Veramark’s totally web-based software architecture leverages leading edge technology to consistently deliver enterprise cost management solutions that are easy to use, install and maintain. The company’s leadership position is demonstrated by relationships with telecom’s elite—Avaya®, Cisco Systems®, EADS Telecom North America, Nortel Networks®, NEC America®, SBC®, Sprint®, and others—and an installed base of nearly 100,000 customers that range from the Fortune 500, to the public sector, and small businesses. All Veramark products and services are made and provided by personnel in the United States.

  Veramark, VeraSMART, and Quantum Series are registered trademarks of Veramark Technologies, Inc. All other marks are the property of their respective owners.

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the successful launch of planned new products, and the impact of competition or changes in the marketing strategies of major distributors.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL RESULTS
(Unaudited)

	First Quarter Ended
	March 31
	2005	2004
Net Sales	$2,626,372	$2,673,698

Operating Income (Loss)	$(86,578)	$15,972
Net Interest Income	1,292	9,566

Income (Loss) Before Taxes	(85,286)	25,538
Income Taxes	—	—

Net Income (Loss)	$(85,286)	$25,538

New Income (Loss) Per Share	$(0.01)	$0.00

Weighted Average Number of Diluted Shares Outstanding	8,673,998	9,817,257

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